As filed with the Securities and Exchange Commission on June 8, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Innospec Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-0181725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Innospec Inc. 2018 Omnibus Long-Term Incentive Plan

Innospec Inc. ShareSave Plan 2008 (as amended and restated)

(Full title of the plan)

Innospec Inc.

8310 South Valley Highway, Suite 350

Englewood, Colorado 80112

Attn: General Counsel

(Name and address of agent for service)

(303) 792-5554

(Telephone number, including area code, of agent for service)

copy to:

Laura D. Richman

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate price	Amount of registration fee
Common Stock $0.01 par value, reserved for issuance under the Innospec Inc. 2018 Omnibus Long-Term Incentive Plan	900,000 shares	$77.70	$69,930,000	$8,706.285
Common Stock $0.01 par value, reserved for issuance under the Innospec Inc. ShareSave Plan 2008 (as amended and restated)	900,000 shares	$77.70	$69,930,000	$8,706.285
Total	1,800,000 shares	$77.70	$139,860,000	$17, 412.57

(1)	Pursuant to Rule 416(c) of the Securities Act of 1933, as amended, this Registration Statement shall also cover an indeterminate amount of any additional shares of the Registrant’s Common Stock that become issuable under any of the listed plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Registrant’s outstanding shares of Common Stock as reported on the Nasdaq Global Select Market on June 4, 2018.

The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers 900,000 shares of Common Stock $0.01 par value (“Common Stock”) of Innospec Inc. (the “Registrant”) reserved for issuance under the Innospec Inc. 2018 Omnibus Long-Term Incentive Plan.

This Registration Statement on Form S-8 also registers 900,000 shares of Common Stock reserved for issuance under the Innospec Inc. ShareSave Plan 2008 (the “ShareSave Plan”), which has been amended and restated. The Registrant previously filed Registration Statement on Form S-8, File No. 333-174050 (the “Prior Registration Statement”), which among other things registered 750,000 shares of Common Stock for issuance under the ShareSave Plan as then in effect. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement, but only with respect to the shares of Common Stock registered for issuance under the ShareSave Plan and except to the extent supplemented, amended or superseded by the information set forth herein, are incorporated herein by reference, but only with respect to shares of Common Stock being registered hereby for issuance pursuant to the ShareSave Plan. The 900,000 shares of Common Stock registered for issuance under the ShareSave Plan by this Registration, together with the 750,000 shares of Common Stock that were registered for issuance in connection with the ShareSave Plan by the Prior Registration Statement and upon which a fee has previously been paid, constitute the 1,650,000 shares of Common Stock registered for issuance under the ShareSave Plan.

Part I

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the Innospec Inc. 2018 Omnibus Long-Term Incentive Plan as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	Form 10-K for the year ended December 31, 2017.

(b)	Form 10-Q for the quarter ended March 31, 2018.

(c)	Current reports on Form 8-K filed on March 15, 2018, April 25, 2018 and May 10, 2018.

(d)	Description of Common Stock contained in the Registrant’s Registration Statement on Form 10-12B filed with the Commission on April 10, 1998, including any amendment or report filed for the purpose of updating such documentation.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the Securities and Exchange Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law, or the DGCL, allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agents or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred in the defense or settlement of such action and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any person is adjudged to be liable to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, shall be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered on the books containing the minutes of the meetings of the board of directors at the time such actions occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant’s certificate of incorporation provides that, pursuant to Delaware law, Registrant’s directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant’s certificate of incorporation and by-laws provide that the Registrant must indemnify its directors and officers to the fullest extent permitted by Delaware law. The Registrant’s certificate of incorporation requires it to pay expenses of directors and officers incurred in defending or otherwise participating in any proceeding in advance of the final disposition of the applicable proceeding. The indemnification provisions contained in the Registrant’s certificate of incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. The By-laws expressly permit the Registrant to purchase directors’ and officers’ liability insurance and to enter into indemnification agreements.

In addition, the Registrant has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify its directors and some of its officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in its right, on account of services by that person as a director or officer of the Registrant or as a director or officer of any of its subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at its request.

Registrant has purchased directors’ and officers’ liability insurance policies. Such insurance would be available to Registrant’s directors’ and officers’ in accordance with its terms.

The Registrant expects that any underwriting agreement that it may enter in connection with its securities may contain provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of Registrant against certain liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Amended and Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 of the Company’s Form 10-K for the year ended December 31, 2005 filed on March 16, 2006).

4.2	Amended and Restated By-laws of the Company (Incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed on November 13, 2015).

4.3	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Amendment No. 1 on Form 10-12B/A to a Registration Statement on Form 10-12B filed with the Commission on April 21, 1998)

4.4	Innospec Inc. 2018 Omnibus Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed May 10, 2018)

Exhibit Number	Description of Document

4.5	Innospec Inc. ShareSave Plan 2008 (as amended and restated) (Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed May 10, 2018)

5.1	Opinion of Mayer Brown LLP

23.1	Consent of Mayer Brown LLP (Included in Exhibit 5.1)

23.2	Consent of KPMG Audit Plc

24.1	Powers of Attorney (Included in signature pages)

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in this Registration Statement;

provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on June 8, 2018.

Innospec Inc.

By:	/s/ Patrick S. Williams
Patrick S. Williams
Its:	President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints, Ian P. Cleminson and David B. Jones, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, full to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Milton C. Blackmore	Chairman and Director	June 8, 2018

/s/ Patrick S. Williams	President and Chief Executive Officer (Principal Executive Officer); Director	June 8, 2018

/s/ Ian P. Cleminson	Executive Vice President and Chief Financial Officer	June 8, 2018

/s/ Christopher J. Parsons	Head of Group Finance (Principal Accounting Officer)	June 8, 2018

/s/ Hugh G. C. Aldous	Director	June 8, 2018

Signature	Title	Date

/s/ David F. Landless	Director	June 8, 2018

/s/ Lawrence J. Padfield	Director	June 8, 2018

/s/ Robert I. Paller	Director	June 8, 2018

/s/ Joachim Roeser	Director	June 8, 2018